July 25, 2007

Filed Pursuant to Rule 433

Registration Statement Nos. 333-126750 and 333-126750-01

JPMORGAN CHASE CAPITAL XXIV

26,000,000 CAPITAL SECURITIES, SERIES X

Issuer:	JPMorgan Chase Capital XXIV (the “Trust”), a Delaware statutory trust, the sole asset of which will be junior subordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”). JPMorgan Chase will own all common securities of the Trust.

Guarantor:	JPMorgan Chase

Securities:	6.875% Capital Securities, Series X

Legal Format:	SEC Registered

Aggregate Liquidation Amount:	$650,000,000 (26 million Capital Securities)

Liquidation Amount:	$25 per Capital Security

Distributions:	6.875% per annum

CUSIP/ISIN:	48123W209/US48123W2098

Listing:	NYSE (expected)

Ratings:	Moody’s Investors Service: Aa3 Standard & Poor’s: A Fitch: A+

Settlement Date:	August 1, 2007 (T+5)

Scheduled Maturity Date:	August 1, 2047

Final Repayment Date:	August 1, 2077

Interest Payment Dates:	Paid quarterly on each February 1, May 1, August 1, and November 1, commencing November 1, 2007

Day Count Convention:	30/360

Redemption at Par:	In whole or in part any time on or after August 1, 2012 or in whole but not in part any time after the occurrence of a tax event or capital treatment event.

Redemption for Rating Agency Event	In whole but not in part at any time after the occurrence of a rating agency event, at the greater of par and their discounted present value at the treasury rate plus 50 basis points.

Deferral Provision:	The Trust will defer payments on the 6.875% Capital Securities for up to 10 years if JPMorgan Chase defers payments on the underlying junior subordinated debt securities. Payments cannot be deferred beyond the maturity date of the junior subordinated debt securities on August 1, 2077. Any deferred payments will accrue additional interest at 6.875% per annum, compounded on each interest payment date.

Replacement Capital Covenant:	A replacement capital covenant will apply until August 1, 2057.

Public Offering Price:	$25.00

Underwriting Commissions:	$20,475,000

Overallotment Option	The underwriters may purchase up to 3,900,000 additional Capital Securities within 30 days from the date of the prospectus supplement to cover over-allotments, if any.

Use of Proceeds:	General corporate purposes.

Sole Structuring Advisor and Bookrunner:	J.P. Morgan Securities Inc.

Senior Co-Managers:	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC

Junior Co-Managers:	Fidelity Capital Markets Services, a division of National Financial Services LLC, RBC Dain Rauscher Inc., Wells Fargo Investments, LLC

Underwriter:	Number of Capital Securities
J.P. Morgan Securities Inc.	3,308,125
Citigroup Global Markets Inc.	3,308,125
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,308,125
Morgan Stanley & Co. Incorporated	3,308,125
UBS Securities LLC	3,308,125
Wachovia Capital Markets LLC	3,308,125
Fidelity Capital Markets Services, a division of National Financial Services LLC	508,750
RBC Dain Rauscher Inc.	508,750
Wells Fargo Investments LLC	508,750
ABN Amro Inc.	185,000
Banc of America Securities LLC	185,000
BNP Paribas Securities Corp.	185,000
Charles Schwab & Co., Inc.	185,000
H&R Block Financial Advisors, Inc.	185,000
HSBC Securities (USA) Inc.	185,000
McDonald Investments Inc., a KeyCorp Company	185,000
Morgan Keegan & Company, Inc.	185,000
Oppenheimer & Co.	185,000
Piper Jaffray & Co.	185,000
Raymond James & Associates, Inc.	185,000
Sanders Morris Harris Group Inc.	185,000
TD Waterhouse Investor Services, Inc.	185,000
BB&T Capital Markets, a divison of Scott and Stringfellow	92,500
BC Ziegler & Co.	92,500
Blaylock & Company, Inc.	92,500
C.L. King & Associates, Inc.	92,500
Castle Oak Securities, LP	92,500
Crowell, Weedon & Company	92,500
D.A. Davidson & Co.	92,500
Davenport & Company LLC	92,500
Doley Securities, Inc.	92,500
Ferris, Baker Watts, Inc.	92,500
Fifth Third Securities, Inc.	92,500
Guzman & Company	92,500
J.J.B. Hilliard, W.L. Lyons, Inc.	92,500
Jackson Securities LLC	92,500
Janney Montgomery Scott LLC	92,500
Keefe Bruyette & Woods Inc.	92,500
Mesirow Financial, Inc.	92,500
Muriel Siebert & Co	92,500
Pershing LLC	92,500
Robert W. Baird & Co. Inc.	92,500
Southwest Securities, Inc.	92,500
Stifel, Nicolaus & Company Incorporated	92,500
Sun Trust Capital Markets, Inc.	92,500
The Williams Capital Group, L.P.	92,500
Total	26,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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